Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-286070

August 21, 2025
PROSPECTUS SUPPLEMENT NO. 6

DEVVSTREAM CORP.
UP TO 26,419,091 COMMON SHARES

This prospectus supplement amends the prospectus dated March 25, 2025 (as amended and supplemented to date, the “Prospectus”) of DevvStream Corp., a company existing under the Laws of the Province of Alberta, Canada (the “Company”), which forms a part of the Company’s Registration Statement on Form S-1 (No. 333-286070). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on  August 21, 2025. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Shares of our Common Shares are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “DEVS”. On August 20, 2025, the closing price of our Common Shares was $2.41.

Investing in the Company’s Common Shares involves risks. See “Risk Factors” beginning on page 9 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is August 21, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2025

DEVVSTREAM CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	001-40977	86-2433757
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2108 N St., Suite 4254 Sacramento, California	95816
(Address of principal executive offices)	(Zip Code)
(647) 689-6041
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares	DEVS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	- Entry into a Material Definitive Agreement

As previously reported, on July 18, 2025, DevvStream Corp. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Helena Global Investment Opportunities 1 Ltd. (the “Buyer”).  Pursuant to the Purchase Agreement, subject to certain conditions precedent contained therein, the Company may sell to the Buyer up to an aggregate of $300 million in newly issued senior secured convertible notes (the “Notes”). The Notes are convertible into Common Shares with no par value (“Common Shares”) of the Company

Also as previously reported, in connection with the Securities Purchase Agreement, the Company entered into a registration rights agreement with Helena, also dated as of July 18, 2025 (the “Registration Rights Agreement”), pursuant to which the Company agreed to file a resale registration statement (the “Initial Registration Statement”) by no later than August 18, 2025 to register the resale of the Common Shares underlying the Notes.

On August 18, 2025, the Company and Helana amended the Registration Rights Agreement to provide the Company a one-week extension to file the to file the Initial Registration Statement.

The foregoing description of the Amendment to the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the Amendment to the Registration Rights Agreement attached as Exhibit 10.1 hereto.

Item 3.01	Notice of Delisting or Failure to Satisfy Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on February 12, 2025, the Company received a letter (the “Minimum Bid Notice”) from The Nasdaq Stock Market, LLC (the “Nasdaq”) notifying the Company that, because the closing bid price for its Common Shares has been below $1.00 per share for 30 consecutive business days, it no longer complied with the minimum bid price requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”) and Listing Rule 5810(c)(3)(A) provides that a failure to meet the Minimum Bid Price Requirement exists if the deficiency continues for a period of 30 consecutive business days. Nasdaq provided the Company with 180 days, or until August 13, 2025, to regarding compliance (the “Compliance Deadline”).

As of August 15, 2025, the Company had not regained compliance with the Minimum Bid Price Requirement. As such, on August 15, 2025, the Company received a new letter (the “Delisting Notice”) from Nasdaq notifying the Company that, as a result of the Company’s failure to regain compliance with the Minimum Bid Price Requirement by the Compliance Deadline, Nasdaq has determined to delist the Company’s Common Shares from the Nasdaq Capital Market. Furthermore, Nasdaq informed the Company that it is not eligible for a second 180-day period to regain compliance because the Company does not comply with any of the stockholders’ equity initial listing requirements of the Nasdaq Capital Market and thus does not comply with the applicable initial listing requirements that the Company must meet to qualify for a second grace period as per Listing Rule 5810(c)(3)(A)(ii).

Accordingly, unless the Company submits an appeal of the delisting determination to Nasdaq by no later than 4:00 p.m. Eastern Time on August 22, 2025(the “Appeal Deadline”), Nasdaq has informed the Company that its Common Shares will be scheduled for delisting from The Nasdaq Capital Market and will be suspended at the opening of business on August 26, 2025, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

The Company currently intends to appeal Nasdaq’s determination to a hearings panel (the “Hearings Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series, by no later than the Appeal Deadline, unless, prior to the Appeal Deadline, Nasdaq provides the Company with a compliance letter indicating that the Company has regained compliance with the Minimum Bid Price Requirement, of which there can be no assurances.

As previously disclosed, on August 7, 2025, the Company filed Articles of Amendment (“Amendment”) with the Registrar of Corporations (Alberta) to effectuate a reverse stock split of the Company’s Common Shares, no par value (the “Common Shares”), at a ratio of one-for-ten (1:10) (the “Reverse Stock Split”). The Reverse Stock Split was effective on Friday, August 8, 2025 (the “Effective Date”), with the Common Shares trading on Nasdaq on a reverse split-adjusted basis on August 8, 2025.

Since the Effective Date of the Reverse Stock Split, the Company’s Common Shares have been trading above the Minimum Bid Price Requirement. As such, while no assurances can be made, the Company expects to regain compliance on August 22, 2025 by exceeding the Minimum Bid Price Requirement for ten (10) business days. Once compliance is regained, of which there can be no assurances, the Company anticipates that Nasdaq will provide the Company with written confirmation that it has regained compliance and that the Delisting Notice will be withdrawn.

Forward-Looking Statements

This Form 8-K contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this Form 8-K are forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “anticipate,” “believe,” “predict,” “plan,” “targets,” “projects,” “could,” “would,” “continue,” or the negatives of these terms or variations of them or similar expressions. All forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain and many factors may cause the actual results to differ materially from current expectations which include, but are not limited to the risks and uncertainties set forth under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company's Form 10-K, Form 10-Q, and other filings with the SEC, as such factors may be updated from time to time in the Company's filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made and the Company does not undertake any duty to update these forward-looking statements, except as otherwise required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Amendment to Registration Rights Agreement.

104	Cover page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 21, 2025
DEVVSTREAM CORP.

	By:	/s/ David Goertz
	Name:	David Goertz
	Title:	Chief Financial Officer